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Exhibit 10.5

AMENDMENT TO LEASE

        THIS AMENDMENT TO LEASE (this "Amendment") is dated as of the 22 day of June, 2006, by and between ARE-770/784/790 Memorial Drive, LLC, a Delaware limited liability company ("Landlord") and Sirtris Pharmaceuticals, Inc., a Delaware corporation ("Tenant").

        A.    Pursuant to that certain Lease between Landlord and Tenant, dated as of August 1, 2005, (the "Original Lease"), Landlord agreed to lease to Tenant, and Tenant leased from Landlord, certain premises located in the building known as 790 Memorial Drive, Cambridge, Massachusetts (the "Building"), known as Suite 1A and Suite 1B, as further identified in the Original Lease (the "Original Premises" and, together with the Expansion Premises, as defined herein, the "Premises"), subject to the terms and conditions more particularly set forth in the Original Lease. The Original Lease, as amended by this Amendment, is sometimes referred to herein as the "Lease".

        B.    Landlord and Tenant now desire to expand the rentable area of the Premises, adjust the amount of the Base Rent due under the Lease, and cause other changes to the Lease in accordance with the terms and conditions set forth in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.     From and after the date hereof, the Original Lease is hereby amended to add the following new definitions:

Expansion Premises:
Three thousand nine hundred ninety (3,990) rentable square feet on the first (1st) floor of the Building, known as Suite 1C, consisting of one thousand seven hundred eighty-six (1,786) rentable square feet of office area (the "1C Office Use Expansion Premises") and two thousand two hundred and four (2,204) rentable square feet of lab area (the "1C Lab Use Expansion Premises") as shown on Exhibit A-1 attached hereto and incorporated herein by this reference.
Amendment Effective Date:	The date first set forth above.
Expansion Premises Term:	The period from the Amendment Effective Date to the Fixed Expiration Date.
1C Office Use Commencement Date:	July 1, 2006.
1C Lab Use Commencement Date:	The earlier of (i) the date Tenant completes improvements to and occupies the 1C Lab Use Expansion Premises for its business purposes, or (ii) September 1, 2006.
Fixed Expiration Date:	October 31, 2007.
1C Office Use Rent Commencement Date:	The later of (i) the date this Amendment is executed, or (ii) July 1, 2006.
1C Lab Use Rent Commencement Date:	The earlier of (i) the date Tenant completes improvements to and occupies the 1C Lab Use Expansion Premises for its business purposes, or (ii) September 1, 2006.
1C Base Rent:	$44.00 per rentable square foot.

        2.     From and after the Amendment Effective Date, the definitions of "Premises" and "Tenant's Share," "Science Hotel® Services Fee" and "Security Deposit" set forth in the Original Lease are hereby deleted and the following new definitions are added to the Lease:

Premises:
Those portions of the Building designated as Suite 1A, Suite 1B, and Suite 1C containing, in the aggregate, approximately eleven thousand four hundred sixty-six (11,466) rentable square feet, as shown on the attached Exhibits A and A-1.
Tenant's Share after 1C Office
Use Commencement Date:	19.50%
Tenant's Share after 1C Lab
Use Commencement Date:	24.14%
Science Hotel® Services Fee after 1C Office Use Commencement Date:	$771.83 per month
Science Hotel® Services Fee after 1C Lab Use Commencement Date:	$955.50 per month

        3.    Right to Extend Term.    From and after the Amendment Effective Date, the last sentence of Section 38(a) of the Original Lease is hereby deleted in its entirety and the following new sentence is added: "Base Rent during the Extension Term shall be payable at the rate of $43.00 per rentable square foot for the Original Premises, and $46.50 per rentable square foot for the Expansion Premises."

        4.    Lease of Expansion Premises; Term.    Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, commencing on the Amendment Effective Date and continuing thereafter until the Fixed Expiration Date, as the same may be extended (as provided in the Original Lease), or earlier termination of the Term of the Lease (as defined in the Original Lease) and upon the terms and conditions set forth in the Lease, the Expansion Premises, as shown on Exhibit A-1 attached hereto.

        5.    Premises, Tenant's Share, Science Hotel® Services Fee.    Subject to the provisions of Sections 6 and 7 hereof, commencing on the Amendment Effective Date, for all purposes of the Lease, including, without limitation, the calculation of Operating Expenses (as defined in the Original Lease), (1) all references in the Lease to the "Premises" shall be deemed to mean the definition of Premises set forth in Section 2 hereof, (2) all references in the Lease to "Tenant's Share" shall be deemed to mean (i) after the 1C Office Use Commencement Date and until the 1C Lab Use Commencement Date, the definition of Tenant's Share after 1C Office Use Commencement Date set forth in Section 2 hereof and (ii) after 1C Lab Use Commencement Date, the definition of Tenant's Share after 1C Lab Use Commencement Date set forth in Section 2 hereof, and (3) all references in the Lease to "Science Hotel® Services Fee" shall be deemed to mean (x) after the 1C Office Use Commencement Date and until the 1C Lab Use Commencement Date, the definition of Science Hotel® Services Fee after 1C Office Use Commencement Date set forth in Section 2 hereof and (y) after the 1C Lab Use Commencement Date, the definition of Science Hotel® Services Fee after 1C Lab Use Commencement Date set forth in Section 2 hereof. The Science Hotel® Services Fee after 1C Office Use Commencement Date and the Science Hotel® Services Fee after 1C Lab Use Commencement Date shall comply with the requirements of Section 5 of the Original Lease.

        Beginning on the Amendment Effective Date, provided Tenant has provided a certificate of insurance indicating that Tenant has obtained insurance of the types and in the amounts required to be maintained by Tenant pursuant to Section 17 of the Original Lease, Tenant, and not other tenant of the Building, shall have exclusive key-card access to the Expansion Premises for the limited purpose of readying the Premises for Tenant's occupancy and performing tenant improvement work. Tenant shall coordinate its activities within the Building with Landlord in order to minimize interference with any work which Landlord may be doing within the Building for Tenant or any other tenant of the Building.

        6.    1C Base Rent.    Notwithstanding Tenant's use and occupancy of the Expansion Premises prior to the 1C Office Use Commencement Date or the 1C Lab Use Commencement Date for the limited purposes set forth in Section 5 hereof, Tenant shall not be obligated to commence paying 1C Base Rent for the 1C Office Use Expansion Premises and the 1C Lab Use Expansion Premises until the 1C Office Use Rent Commencement Date and 1C Lab Use Rent Commencement Date, respectively. Commencing on the 1C Office Use Rent Commencement Date and 1C Lab Use Rent Commencement Date, as applicable, Tenant shall pay to Landlord in advance, monthly installments of 1C Base Rent for the respective portion of the Expansion Premises on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Base Rent set forth in the Original Lease, in addition to the Base Rent set forth in the Original Lease. Payments of 1C Base Rent for any fractional calendar month shall be prorated. All 1C Base Rent shall be paid by Tenant at the times and in the manner set forth in the Original Lease. All references in the Lease to "Base Rent" shall be deemed to mean collectively the Base Rent set forth in the Original Lease and the 1C Base Rent set forth in Section 1 of this Amendment.

        7.    Operating Expense Payments.    The parties agree that in addition to the Operating Expenses for the Original Premises payable as set forth in the Lease, Tenant shall pay Operating Expenses (as defined in the Original Lease) (i) commencing on the 1C Office Use Rent Commencement Date and until the 1C Lab Use Commencement Date in accordance with Tenant's Share after 1C Office Use Commencement Date set forth in Section 2 hereof, and (ii) commencing on the 1C Lab Use Rent Commencement Date in accordance with Tenant's Share after 1C Lab Use Commencement Date set forth in Section 2 hereof. Such Operating Expenses shall be paid to Landlord in accordance with Section 5 of the Original Lease.

        8.    Improvements to the Expansion Premises.    The parties agree that Landlord shall provide and install ten (10) laboratory benches with cabinets (the "Laboratory Benches") in the Expansion Premises, as further described in Exhibit B. Alternatively, the parties may agree that Tenant will purchase and install the Laboratory Benches and Landlord will reimburse Tenant for the cost thereof, in an amount not to exceed $21,910. Landlord shall not be required to perform any additional improvements to the Expansion Premises. Tenant shall surrender the Expansion Premises in accordance with the provisions of Section 27 of the Original Lease, provided Tenant shall not be required to remove the tenant improvements installed in the Expansion Premises. In addition, Tenant acknowledges that Tenant shall not have any right to remove the Laboratory Benches.

        9.    Parking.    From and after the Amendment Effective Date, Section 11 of the Original Lease is hereby deleted in its entirety and the following new section is added:

  Parking. Tenant shall have the right to park in 9 spaces in the parking garage located in the Project and 3 spaces on the surface parking lot in the Project, in each case in those areas designated for non-reserved parking in common with other tenants of the Project, subject in each case to Landlord's rules and regulations. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties, including other tenants of the Project. Tenant shall pay a license fee for such parking in the amount of $170.00 per month for each garage space and $115.00 per month for each surface lot space, which license fees may be adjusted to a market rate annually. Tenant shall comply with the requirements set forth in Exhibit G attached hereto, setting forth certain governmentally imposed requirements related to parking and transportation demand management which are binding on tenants in the Project.

        10.    Broker.    Each party represents and warrants to the other that it has not dealt with any broker or person in connection with this Amendment other than Meredith & Grew ("Broker"). Each party hereby indemnifies and agrees to defend and hold the other party harmless from and against any and all claims for commission, fee or other compensation by any person, other than Broker, who shall claim to have dealt with such party in connection with this Amendment and for any and all costs incurred in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall be responsible for paying a commission to Broker pursuant to a separate agreement.

        11.    Exhibits.    All references in the Lease to Exhibit A shall be deemed to include references to Exhibit A-1.

        12.    Miscellaneous.    All other terms and conditions of the Original Lease, as amended hereby, remain in full force and effect, as so amended. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease. The recitals set forth above are specifically incorporated into the body of this Amendment and shall be binding upon the parties hereto. Except as expressly amended hereby, all of the terms and conditions of the Lease remain unchanged and in full force and effect. This Amendment is deemed incorporated into the Lease by reference as of the date hereof; provided, however, in the event of any conflict or inconsistency between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts with the same effect as if all of the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

        [SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal as of the day and year first above written.

LANDLORD:
ARE-770/784/790 Memorial Drive, LLC, a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member
	By:	ARE-QRS Corp., general partner
		By:	/s/ JENNIFER PAPPAS
		Name:	Jennifer Pappas
		Title:	Vice President & Assistant Secretary
TENANT:
Sirtris Pharmaceuticals, Inc., a Delaware corporation
By:	/s/ GAREN BOHLIN
Name:	Garen Bohlin
Title:	Chief Operating Officer
By:	/s/ PAUL BRANNELLY
Name:	Paul Brannelly
Title:	Vice President, Finance

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  Exhibit 10.5